2005 EXECUTIVE OFFICER AND DIRECTOR
STOCK ACCOUNT
DEFERRED COMPENSATION PLAN

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          1.       PURPOSE OF THIS PLAN. The purpose of the 2005 Executive Officer and Director Stock Account Deferred Compensation Plan (this “Plan”) is to further the growth and development of Banner Corporation (the “Holding Company”) and its subsidiary banks (the “Banks” and collectively with the Holding Company as “Banner” or “Service Recipient”) by providing a select group of senior management and Directors of Banner and their subsidiaries the opportunity to defer a portion of their Compensation, as defined herein, and thereby encourage their productive efforts on behalf of Banner. This Plan is also intended to provide Participants (“Service Providers”) with an opportunity to supplement their retirement income through deferral of Compensation as provided herein.

                    1.1          RULES OF CONSTRUCTION - AGGREGATED PLANS. Banner establishes, within this Plan, a nonqualified deferred compensation plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”) under ERISA §§ 201(2), 301(a)(3) and 401(a)(1). Furthermore, to the extent that this Plan covers any Contractor or Contractors (as defined in Section 2.7), this Plan shall also be exempt from Title I of ERISA with respect to such Contractor(s). Banner shall administer this Plan in accordance with the “Plan Aggregation Rules” in a manner so that all “like-plans” are treated as a single plan. As such, all plans that allow deferrals of Compensation at the “election” of the Service Provider will be Aggregated Plans, and all plans that allow for the deferral of Compensation “other than” at the election of the Service Provider will likewise be treated as separately Aggregated Plans. Furthermore, plans treated as “non-account balance” plans must also be aggregated together and treated as Aggregated Plans. For purposes of the Aggregated Plans requirement, “separation pay plans,” split-dollar life plans, and similar in-kind reimbursement plans will be treated separately from the foregoing Aggregated Plans requirement, and the provisions of final Treasury Regulations under Section 1.409A-1(c)(2) shall apply. The effect of this aggregation rule is that if a Service Provider is covered under more than one 409A Plan of the “same type,” and there is an operational violation under the “like-plans,” the 409A sanctions will apply to the Service Provider under all such Aggregated Plans. However, if a Participant in two or more like-plans participates in one plan as an Employee and one or more other plans as a Contractor, the plans will not be Aggregated Plans as to that Service Provider. If an Employee also serves on the Employer’s board of directors and participates in a like-type plan or plans, but also participates in one plan as an Employee, and in another plan as a Director, the plans similarly will not be Aggregated Plans, provided that the plan for Directors is substantially similar to the plan or plans that the Employer maintains for all such individuals who serve in the capacity only as Directors. Any plan or plans maintained for a Director will not be subject to aggregation under this requirement with any plan or plans maintained for Contractors, as defined in Section 2.7.

          2.       DEFINITIONS.

                    2.1          BENEFICIARY. The person designated by a Participant on the Participant’s Deferred Compensation Agreement to receive any Plan benefits payable after the Participant’s Death. See also, Section 5.4.

                    2.2          BONUS. Discretionary monetary bonuses earned by a Participant which are authorized and declared by the board of directors or Compensation Committees of Banner.

                    2.3          CHANGE IN CONTROL. A Change in Control shall mean the occurrence of an event in either Sections 2.3.1, 2.3.2 or 2.3.3, below, or any combination of said event(s) as described within the meaning of Treasury Regulation 1.409A-3(i)(5):

                                   2.3.1        CHANGE OF OWNERSHIP OF THE HOLDING COMPANY. A change of ownership of the Holding Company occurs on the date that any one person or persons acting as a Group (as that term is defined in Subsection 2.3.4) acquires ownership of the stock of the Holding Company, that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Holding Company or of any corporation that owns at least fifty percent (50%) of the total fair market value or total voting power of the Holding Company. However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Holding Company, the acquisition of additional stock by the same person or Group of persons is not considered to cause a Change in Control. In addition, the term “Change in Control” shall apply if there is an increase in the percentage of stock owned by any one person or persons, acting as a Group, as a result of a transaction in which the Holding Company acquires its stock in exchange for property. The rule set forth in the immediately preceding sentence applies only when there is a transfer of stock of the Holding Company (or issuance of stock of the Holding Company) and the stock of the Holding Company remains outstanding after the transaction.

                    2.3.2      EFFECTIVE CHANGE IN CONTROL. If the Holding Company does not incur an event under Subsection 2.3.1, above, then it may still meet the definition of Change in Control, on the date that either:

                                                    (a)          Any one person, or more than one person acting as a Group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Holding Company possessing thirty percent (30%) or more of the total voting power of the stock of the Holding Company; or

                                                    (b)          A majority of the members of the Holding Company’s Board are replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Holding Company’s Board prior to the date of the appointment or election.

                    2.3.3        CHANGE IN OWNERSHIP OF THE HOLDING COMPANY’S ASSETS. A change in the ownership of a substantial portion of the Holding Company’s assets occurs on the date that any person, or more than one person acting as a Group, acquires (or has acquired during the twelve

(12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Holding Company that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Holding Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Holding Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

                                                       (a)          There will be no Change in Control under this Subparagraph 2.3.3 when there is a transfer to an entity that is controlled by the shareholders of the Holding Company immediately after the transfer. A transfer of assets by the Holding Company shall not be treated as a change in ownership of such assets if the assets are transferred to:

                                                                      (i)          A shareholder of the Holding Company (immediately before the asset transfer) in exchange for or with respect to its stock;

                                                                      (ii)        An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Holding Company;

                                                                      (iii)       A person, or more than one person acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Holding Company; or

                                                                      (iv)       An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding Subparagraph (a)(iii).

                                   2.3.4          PERSONS ACTING AS A GROUP. Persons will not be considered to be acting as a Group for purposes of Subsections 2.3.1, 2.3.2 and/or 2.3.3 solely because they purchase or own stock of the Holding Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a Group if they are shareholders of the Holding Company and it, or its parent, enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with another corporation. If a person, including an entity, owns stock in the Holding Company and in another corporation that together are involved in a merger, consolidation, purchase or acquisition or stock or similar transaction, then the shareholder of the Holding Company is deemed to be acting as a Group with other shareholders in the Holding Company prior to the transaction. For purposes of applying the provisions of this Subsection 2.3.4, stock ownership is determined in accordance with Code § 318(a) as modified under Treasury Regulation § 1.409A-3(i)(5)(iii).

                    Notwithstanding the above, the definition of Change in Control shall comply with the definition provided by the Internal Revenue Service in its regulations, as amended from time to time with regard to Section 409A.

                    2.4          CODE. Shall mean the Internal Revenue Code of 1986, as amended, and corresponding provisions of succeeding law.

                    2.5          COMPENSATION. A Participant’s Salary and Bonus. Compensation (either Salary or Bonus) shall not include any amounts paid by Banner to a Participant that are not strictly monetary consideration for personal services, such as expense reimbursement, cost-of-living allowance, education allowance, premium on excess group life insurance or any qualified plan sponsored by Banner; the fact that an amount constitutes taxable income to the Participant shall not be controlling for this purpose. Compensation shall not include any taxable income realized by, or payments made to, a Participant as a result of the grant or exercise of an option to acquire stock of Banner or as a result of the disposition of such stock.

                    2.6          COMPENSATION COMMITTEES. The Compensation Committee of the Banks and Holding Company, as designated from time to time under the Compensation Committee Charter of Banner (the “Charter”).

                    2.7          CONTRACTOR. The term “Contractor” means a person or entity providing services to Banner (other than as an Employee) as described in Treasury Regulation § 1.409A-1(f)(1) under circumstances where the Contractor is on the cash receipts and disbursements method of accounting for federal income tax purposes for any taxable year. A person serving on a board of directors is a Contractor as to Compensation for such services without regard to whether the person is an Employee for any other purpose or purposes. A Contractor is not subject to the Code § 409A restrictions and provisions if in the taxable year in which the legally binding right to Compensation arises: (a) the Contractor is actively engaged in the trade or business of performing services other than as an Employee or as a Director; (b) the Contractor provides significant services to Banner and to at least two (2) other unrelated service recipients, where the Contractor, Banner and the other service recipients are all “unrelated” to each other within the meaning of Treasury Regulations §§ 1.409A-1(f)(2)(i)(B) and (C) (as applicable); and (c) the services are not “management services” within the meaning of Treasury Regulation § 1.409A-1(f)(2)(iv). For purposes of the above definition, the term “significant services” will be determined under Treasury Regulation § 1.409A-1(f)(2)(iii).

                    2.8          DEFERRED ACCOUNT. The record maintained by Banner for each Participant of the cumulative amount, adjusted for any distributions made pursuant to Section 5 as valued from time to time of (a) Compensation deferred pursuant to this Plan, (b) imputed gains or losses on those amounts accrued as provided in Section 4.7.

                    2.9          DEFERRED COMPENSATION AGREEMENT. A written agreement between a Participant and Banner in substantially the form set forth in Exhibit A, whereby a Participant agrees to defer receipt of a portion of the Participant’s Compensation and Banner agrees to make benefit payments in accordance with the provisions of this Plan.

                    2.10        DEFERRED COMPENSATION AND BENEFITS TRUST. The revocable trust (the “DCB Trust”) established by Banner with an independent trustee for the benefit of Participants entitled to receive payments or benefits hereunder, the assets of which will be subject to claims of Banner’s creditors in the event of bankruptcy or insolvency.

                    2.11        DIRECTOR. A duly elected member of the board of directors of the Banks or Holding Company.

                    2.12          DISABILITY. A Participant shall be considered disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of Banner.

                    2.13          EXECUTIVE OFFICER. Any Employee Officer of Banner holding a position of senior vice president or higher.

                    2.14          MARKET PRICE. If the Stock is traded or quoted on the NASDAQ Stock Market or other national securities exchange on any Measurement Date, then the market price shall be the average of the highest and lowest selling price on such Measurement Date or, if there were no sales on such Measurement Date, then on the next prior business day on which there was a sale. If the Stock is not traded or quoted on the NASDAQ Stock Market or other national securities exchange, then the market price on any Measurement Date shall be a value determined by the Compensation Committees in good faith on such basis as it deems appropriate. Currently, the Stock is traded on the NASDAQ Market under ticker symbol “BANR”.

                    2.15          MEASUREMENT DATE. The date on which a valuation of any Stock is necessary for purposes of computing a Participant’s Deferred Account balance under Section 4.7 or determining amounts to be distributed under Section 5.

                    2.16          PARTICIPANT. An Executive Officer or Director who has entered into a written Deferred Compensation Agreement with Banner in accordance with the provisions of this Plan.

                    2.17          SALARY. A monetary payment to a Participant in the form of salary, commission, Director’s fees or other payments solely for personal services rendered by a Participant to Banner during a calendar year, determined prior to giving effect to any deferral election under this Plan or any incentive compensation plan sponsored by Banner. “Salary” shall not include any amounts paid by Banner to a Participant that are not strictly monetary consideration for personal services, such as expense reimbursement, cost-of-living allowance, education allowance, premium on excess group life insurance or any qualified plan sponsored by Banner; the fact that an amount constitutes taxable income to the Participant shall not be controlling for this purpose.

                    2.18          STOCK. Shares of Stock in the Holding Company, including fractional shares, (currently trading under ticker symbol “BANR”).

                    2.19          SEPARATION FROM SERVICE.

                                     2.19.1     EMPLOYEES. In the case of an Employee, the term “Separation from Service” shall mean the Employee’s termination of employment with Banner, whether on account of death, retirement, Disability or otherwise. Banner will determine whether an Employee has terminated his or her employment (and therefore incurred a “Separation from Service”) based on whether the facts and circumstances as described in Treasury Regulation § 1.409A-1(h)(1)(ii) are applicable. An Employee incurs a Separation from Service if the parties reasonably anticipate, based upon the facts and circumstances, that the Employee will not perform any additional services after a certain date, or that the level of bona fide services (whether performed as an Employee or as a Contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether performed as an Employee or as a Contractor) over the immediately preceding 36-month period (or, if less, the period that the Employee has rendered services to Banner), which period shall be referred to as the Employee’s “average prior service.” An Employee is presumed to have incurred a Separation from Service if the Employee’s level of service decreased to twenty percent (20%) or less of his or her average prior service, and an Employee is presumed not to have incurred a Separation from Service if the Employee’s level of service continues at a rate which is fifty percent (50%) or more of the Employee’s average prior service. No presumption shall be applied where the Employee’s level of service is more than twenty percent (20%) but less than fifty percent (50%) of his or her level of average prior service, and Banner shall make any determination as to the status of such individuals in its best judgment.

                                     2.19.2     TREATMENT OF LEAVE. An Employee will not incur a Separation from Service if the Employee is on military leave, sick leave, or other bona fide leave of absence, if such leave does not exceed a period of six (6) months, or if longer, the period for which a statute or contract provides the Employee with the right to re-employment with Banner. If a Participant’s leave exceeds six (6) months, but the Participant is not entitled to re-employment under a statute or other contract right, the Participant will incur a Separation from service on the next day following the expiration of the six (6) month period. A leave of absence constitutes a “bond fide leave” for purposes of this Subsection 2.19.2 if there is a reasonable expectation that the Employee will return to perform services for Banner. Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death, or to last for a continuous period of at least six (6) months, and where the Participant cannot perform his or her duties, or the duties of any substantially similar position, in determining whether a Separation from Service has occurred, the above six (6) month period is modified to be twenty-nine (29) months unless Banner, or the Employee, terminates the leave prior to such time. For purposes of determining “average prior service” under this Subsection 2.19.2, during a paid leave of absence which is not a Separation from Service, the Employee is treated as rendering bona fide services at a level that would have been required to earn the amount paid during the leave. If the leave of absence is unpaid, the period of leave is disregarded in determining “average prior service.”

                                     2.19.3     CONTRACTORS. The term “Separation from Service,” in the case of a Contractor, means the expiration of the contract or contracts under which the Contractor performs services for Banner, provided that the expiration constitutes a good-faith and complete termination of the contractual relationship between the Contractor and Banner. A good-faith and complete termination does not occur if Banner anticipates a renewal of the service contract, or Banner anticipates that the Contractor will become an Employee of Banner. Banner will be considered to anticipate a renewal of the contract if Banner intends to once again contract for the services provided under the expired contract, and neither Banner nor the Contractor has eliminated the Contractor as a possible provider of such additional services. Banner is deemed to intend to renew any such contract or contracts of the Contractor, if renewal is conditioned only upon incurring a need for services, Banner’s ability to pay for such services, or both.

                                     2.19.4     DUAL STATUS. If a Participant renders services to Banner in the capacity as both an Employee and as a Contractor, the Participant must incur a Separation from Service in both capacities in order to constitute a Separation from Service for purposes of this Plan. However, if a Participant renders services both as an Employee and as a member of the Employer’s board of directors, then the Director services are disregarded in determining whether the Participant has incurred a Separation from Service as to this Plan, provided that the plan or plans are not Aggregated Plans as determined under final Treasury Regulations. See Section 1.1, above.

                    2.20          SPECIFIED EMPLOYEE. The term “Specified Employee” means a Participant who is a key employee as described in Code § 416(i)(1)(A), disregarding paragraph (5) thereof, and using a definition of “compensation” as defined under Treasury Regulations § 1.415(c)-2(a). However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise, and the Participant is a Specified Employee on the date of his or her Separation from Service. At present, the stock of Banner is publicly traded on the NASDAQ Market under the ticker symbol “BANR.” If a Participant is a key employee at any time during the twelve (12) month period ending on the Specified Employee’s “identification date,” then the Participant is a Specified Employee for the twelve (12) month period commencing on the Specified Employee “effective date.” The Specified Employee identification date is December 31. The Specified Employee effective date is April 1 of the year following the Specified Employee’s identification date. Banner, in determining whether this Section 2.20 and any related Plan provisions shall apply, will determine whether it has any publicly traded stock as of the date of a Participant’s Separation from Service. In the case of certain corporate transactions, as specified under Treasury Regulations, or in the case of a nonresident alien Employee(s), Banner will apply the Specified Employee provisions of the Plan in accordance with Treasury Regulations 1.409A-1(i) and other applicable guidance.

                    2.21          TREASURY REGULATIONS. Regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, and as maybe amended from time to time.

          3.       ADMINISTRATION AND INTERPRETATION. The Compensation Committees shall have final discretion, responsibility, and authority to administer and interpret this Plan. This includes the discretion and authority to determine all questions of fact, eligibility, or benefits relating to this Plan. The Compensation Committees may also adopt any rules they deem necessary to administer this Plan. The Compensation Committees’ exercising responsibilities relating to this Plan in accordance with this Section 3 shall be deemed to have been delegated the discretionary authority vested in Banner with respect to those responsibilities, unless limited in writing by the board of directors of Banner. As further specified in the Charter, the Compensation Committees of Banner shall operate separately with regard to the respective company, but shall attempt to a reasonable extent to coordinate their efforts in order to achieve a consistent policy. Any exercise of discretion by the Compensation Committees under this Plan may be applied on a Participant-by-Participant basis without establishing precedent or further commitment. Claims for benefits under this Plan shall be administered in accordance with Section 9. Any interpretation regarding the Plan (or benefits payable under the Plan) by the Compensation Committees shall be final and binding on the Participants.

          4.           PARTICIPANT DEFERRAL AND DISTRIBUTION ELECTIONS.

                       4.1          ELIGIBILITY. The Compensation Committees shall identify Executive Officers and Directors who are eligible to participate in this Plan. Eligibility to participate in this Plan is solely at the discretion of the Compensation Committees and shall be limited to Executive Officers and Directors. Eligibility to participate in this Plan for any calendar year shall not confer the right to participate during any subsequent year, unless specifically granted by the Compensation Committees.

                       4.2          EXECUTION OF AGREEMENT. A Participant who wishes to participate in this Plan must execute a Deferred Compensation Agreement for newly eligible individuals, within thirty (30) days after first becoming eligible to participate in this Plan. Such election to defer must be in accordance with Section 4.3 of this Plan.

                       4.3          COMPENSATION DEFERRAL ELECTION. Each Participant shall have the opportunity to elect the amount of Participant’s Compensation, within limits established by the Compensation Committees, to be earned for services performed subsequent to the dates required under Subsections 4.3.1, 4.3.2 or 4.3.3, which will be deferred in accordance with this Plan and Code § 409A.

                                      4.3.1          In the case of the first year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to services to be performed subsequent to the election within thirty (30) days after the date the Participant first becomes eligible to participate in the Plan.

                                      4.3.2          In the case of a continuing Participant, Compensation for services performed during a taxable year may be deferred at the Participant’s election only if the election to defer such Compensation is made not later than the close of the preceding taxable year or at such other time as provided in Treasury Regulations.

                                      4.3.3          Notwithstanding Subsections 4.3.1 and 4.3.2 above, in the case of any Compensation that is considered “performance-based compensation” under Code § 409A and Treasury Regulations promulgated thereunder, which is based on services performed over a period of at least twelve (12) months, such election shall be made no later than six (6) moths before the end of the period.

                                      4.3.4          Compensation otherwise earned by a Participant beginning after the date in which the deferral election is in effect shall be reduced by the amount elected to be deferred. Elections to defer Compensation are irrevocable except as otherwise provided in this Plan. In no event shall a Participant be allowed to defer Compensation in an amount less than $10,000 in a single year. Any Compensation deferred shall be credited to the Participant’s Deferred Account within a commercially reasonable time from the day the Participant would have been entitled to such Compensation had the Participant not elected to defer such Compensation.

                       4.4          CHANGE OF COMPENSATION DEFERRAL ELECTION. A Participant who wishes to change an election to defer Compensation may do so at any time by notifying the respective Compensation Committees in writing prior to January 1 of the year for which the change in election is to be effective; provided however, that any changes to defer Compensation that is considered “performance-based compensation” under Code § 409A and Treasury Regulations promulgated thereunder, which is based on services performed over a period of at least twelve (12) months, shall be made no later than six (6) months before the end of the period.

                       4.5          DISTRIBUTION ELECTION. In the Deferred Compensation Agreement, a Participant shall elect a distribution option for the Participant’s Deferred Account so deferred. If a Participant has previously executed a Deferred Compensation Agreement in accordance with this Plan and such Participant wishes to execute an additional Deferred Compensation Agreement to defer additional Salary and Bonus in accordance with this Plan, then the distribution option elected in the subsequent Deferral Compensation Agreement must be identical to the distribution option elected in the Participant’s previously executed Deferred Compensation Agreement. Elections regarding distribution of Deferred Accounts under this Plan are irrevocable except as otherwise provided in this Plan and Code § 409A.

                       4.6          CHANGE OF DISTRIBUTION ELECTION. Participants who are current Directors or are actively employed by Banner or their subsidiaries may request, in writing, a change in their distribution election. The changed distribution election must be one of the distribution options in the original Deferred Compensation Agreement or as later permitted by the Compensation Committees. Banner must receive the request at least twelve (12) months before the first date benefits are scheduled to be paid and such election may not take effect until at least twelve (12) months after the date on which the election is made; and any change in an election related to a payment that is not related to Disability, death or an unforeseeable emergency, the first payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. The request shall be approved or denied at the Compensation Committees’ sole discretion. In the case of a change that relates to any installment payment election, each installment shall be treated as a “separate payment” as described in Treasury Regulation § 1.409A-2(b)(2)(iii). No change will be permitted that would allow a payment to be made earlier than originally elected in the Deferred Compensation Agreement or that is in violation of Code § 409A.

                        4.7          DEFERRED ACCOUNT BALANCES, ALLOCATIONS AND ADJUSTMENTS. Banner shall maintain a record of each Participant’s Deferred Account balance. The sole investment under this plan is Stock. The Compensation Committees shall submit to each Participant within one hundred twenty (120) days after the close of each calendar year and at such other times as determined by the Compensation Committees a statement setting forth the value of a Deferred Account maintained for each Participant. For purposes of valuing a Participant’s Deferred Account, the value of any share of Stock shall equal the Market Price of a share of Stock. In the event that any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of Banner, or other similar corporate transaction or event affects the Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits intended to be made available under this Plan, then the Compensation Committees, whose determination shall be conclusive, shall appropriately adjust a Participant’s Deferred Account balance to negate such dilution or enlargement of a Participant’s benefits.

          5.          DISTRIBUTIONS.

                       5.1          DISTRIBUTIONS IN GENERAL. The Plan shall distribute the Deferred Accounts as elected by each Participant in the applicable Deferred Compensation Agreement, except as otherwise provided in this Section 5 or required by Code § 409A.

                       5.2          PLAN BENEFITS UPON SEPARATION FROM SERVICE. Distributions from a Participant’s Deferred Account shall be made in actual shares of Stock. Distributions under this Section 5.2 shall be made in accordance with the election specified in the Participant’s Deferred Compensation Agreement.

                       5.3          DISABILITY. If a Participant Separates from Service prior to attaining age sixty-five (65) due to a Disability, the Participant may apply to the Compensation Committees to have Participant’s account distributed in a manner other than previously elected, provided that the payments satisfy the Change of Distribution Election rules in Section 4.6. The Compensation Committees may, in their sole discretion, approve or deny the request.

                       5.4          DISTRIBUTIONS FOLLOWING PARTICIPANT DEATH; DESIGNATION OF BENEFICIARY. A Participant shall designate a Beneficiary by filing a written notice of designation with the Compensation Committees in such form as the Compensation Committees may prescribe. If a Participant dies either before benefit payments have commenced under this Plan or after Participant’s benefits have commenced but before Participant’s entire Deferred Account has been distributed, Participant’s designated Beneficiary shall receive any benefit payments in accordance with the Deferred Compensation Agreement; provided, however, a Beneficiary may request a lump sum payment be made to such Beneficiary upon the consent of the Compensation Committees, which consent shall be in the sole discretion of the Compensation Committees; provided, further, that such lump sum election will not be effective until at least twelve (12) months after the lump sum election is made. If no designation is in effect when any benefits payable under this Plan become due, the Beneficiary shall be the spouse of the Participant or, if no spouse is then living, the Participant’s estate.

                       5.5          HARDSHIP DISTRIBUTION. If serious and unanticipated financial hardship occurs, a Participant may request a lump-sum distribution of all or a portion of Participant’s Deferred Account balance. A hardship distribution will be made only in the event of an “unforeseeable emergency,” as defined under Code § 409A and Treasury Regulations promulgated thereunder. In order to satisfy this standard the Participant must incur a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code § 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Participant shall document, to the Compensation Committees’ satisfaction, that distribution of Participant’s Account is necessary to satisfy the unforeseen emergency and that the

Participant does not have access to other funds sufficient to satisfy the need. Upon receipt of a request under this Section 5.5, the Compensation Committees may, in their sole discretion, distribute all or a portion of the Participant’s Account balance in a lump sum, to the extent necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or maybe relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If a Participant files an election to change the time and/or form of the Participant’s distribution due to an “unforeseeable emergency,” the election may not take effect until at least twelve (12) months after the date on which the election is made, and must comply, in all respects, with Code § 409A and Treasury Regulations promulgated thereunder. The Participant shall sign all documentation requested by the Compensation Committees relating to the distribution. If a Participant makes a request and receives all or a portion of Participant’s Deferred Account balance under this provision, the Participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by Banner, including this Plan, for the remainder of the year and the following twelve (12) months after the request. In addition, any deferred compensation agreement under any nonqualified deferred compensation plan of Banner shall not be effective with respect to Compensation payable to the Participant during the remainder of that year and the following twelve- (12-) month period.

                       5.6            SMALL ACCOUNT DISTRIBUTIONS. On the date of Separation from Service, if a Participant’s Deferred Account balance, determined in accordance with Section 4.7, is less than $10,000, Banner shall promptly distribute the entire Deferred Account balance to the Participant, and the Participant shall have no further rights or benefits under this Plan.

                       5.7            COMMENCEMENT OF PAYMENTS.

                                        5.7.1   GENERAL RULE. Unless requested by a Participant and approved by the Compensation Committees, payment shall commence no later than sixty (60) days after the end of the month in which the Separation from Service occurs.

                                        5.7.2   DEFERRAL OF COMMENCEMENT PAYMENTS. The Compensation Committees may, in their sole discretion, allow a Participant to defer the commencement of payment under this Plan for a period not to exceed the greater of: (i) one (1) year, or (ii) until the Participant attains age sixty-five (65). Notwithstanding the preceding sentence, such deferral election must be made not less than twelve (12) months prior to Separation from Service of the Participant and any change to a previous election must be in accordance with Section 4.6 of the Plan and Code § 409A.

                       5.8             BENEFITS PAYABLE TO INCOMPETENTS. If the Compensation Committees find that any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for the Participant’s or Beneficiary’s affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Compensation Committees, to the spouse or other legal guardian of the Participant. Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability under this Plan therefor.

                    5.9           PAYMENT TO SPECIFIED EMPLOYEES. Notwithstanding anything to the contrary in this Plan or in a Participant or Employer payment election, the Plan may not make any payment to a Specified Employee based upon his or her Separation from Service earlier than six (6) months following such Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 5.9. This limitation applies regardless of the Participant’s status as a Specified Employee or otherwise on any other date including the next Specified Employee effective date, if the Participant had continued his or her services through such date. The Employer, operationally and without any direct or indirect involvement or election by the Participant, will determine whether any payments that otherwise would be payable to the Specified Employee during the specified six (6) month period will be: (a) accumulated with payment delayed until the first day of the seventh (7th) month following such six (6) month period; or (b) delayed by six (6) months as to each installment otherwise payable during such six (6) month period. This Section 5.9 does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or the payment of employment taxes, all as permitted under Treasury Regulation § 1.409A-3(i)(2)(i). This Section 5.9 also does not apply to any reimbursement or in-kind benefit which constitutes “separation pay,” as defined under final Treasury Regulations, and which does not constitute deferred compensation under final Treasury Regulations.

                    5.10           CODE §162(M)/280G AND CERTAIN PARACHUTE PAYMENTS. The Plan may delay payment to any Participant if Banner reasonably anticipates that any deduction for federal income tax purposes for a scheduled payment to the Participant will be barred under Code § 162(m). In such event, the Plan, without regard to any Participant election or timing, will pay such Deferred Compensation amounts either in the Participant’s first taxable year in which Banner reasonably anticipates that Code § 162(m) will not apply, or during the period beginning on the date that the affected Participant Separates from Service and ending on the later of the last day of the Participant’s taxable year in which such Separation from Service occurs, or the fifteenth (15th) day of the third (3rd) month following the Separation from Service. If the Employer fails to delay payment under this Section 5.10 for any scheduled payments during the taxable year which could be so delayed, then the Employer’s delay of any payment will be a “change of payment election” subject to the change ofpayment election rules of the Plan and Treasury Regulations. If the employer delays payment until a Participant’s Separation from Service, the payment is considered to be based upon Separation from Service for purposes of the application of the payment rules under this Plan, and payment to a Specified Employee will be made on the date that is six (6) months after such Separation from Service.

                    5.11           POSTPONEMENT DUE TO SECURITIES LAWS. The Plan may delay payment to a Participant if Banner reasonably anticipates that the payment will violate any federal securities law or other applicable laws. The Plan will pay such Deferred Compensation amounts at the earliest date at which Banner reasonably anticipates, upon advice of legal counsel, that the payment will not cause a violation of such law or laws. For purposes of this Section 5.11, a violation of law does not include a payment which would cause inclusion of the Deferred Compensation amounts in the Participant’s gross income, or which would otherwise subject the Participant to any penalty or other excise tax under the Code or Treasury Regulations. The Plan may, however, delay payment to a Participant if it relates to a “Change in Control” that occurs under circumstances described in Treasury Regulation 1.409A-3(i)(5)(iv) and the provisions of this Plan.

          6.       MISCELLANEOUS.

                    6.1           UNFUNDED PLAN. This Plan is an unfunded plan maintained primarily to provide Deferred Compensation benefits for a select group of Executive Officers and Directors. This Plan is not intended to create an investment contract, but instead is intended to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in this Plan. Eligible individuals are a select group of Directors and Executive Officers who, by virtue of their position with Banner, are uniquely informed as to Banner’s operations and have the ability to materially affect Banner’s profitability and operations.

                    6.2           UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of Banner, this Plan or the DCB Trust. Except as provided in Section 8, the assets of Banner are not required to be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of Banner under this Plan. Any and all Banner assets shall be, and remain, the general, unpledged and unrestricted assets of Banner. A Participant shall have no present right, title or interest to any Stock, including rights to vote any such Stock under this Plan. Banner’s obligation under this Plan shall be an unfunded and unsecured promise of Banner to pay money in the future.

                    6.3           NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or in the event of Participant’s or any other person’s bankruptcy or insolvency.

                    6.4           TAXES. The Compensation Committees shall withhold from payments made under this Plan all income, employment or other taxes required to be withheld from distributions to a Participant under Section 5 of this Plan for the federal or any state or local government as determined in the sole discretion of the Compensation Committees.

                    6.5           CONSTRUCTION. This Plan shall be construed according to the laws of the State of Washington.

                    6.6          NOTICE. Any notice or filing required or permitted to be given to the Compensation Committees under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Compensation Committees or Banner’s registered agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

                    6.7           RETENTION OF OUTSIDE SERVICES. The Compensation Committees may, in their sole discretion, retain one or more independent entities to provide services to Banner in connection with the operation and administration of this Plan. Except as may be specifically delegated or assigned to any such entity in writing, the Compensation Committees shall retain all discretionary authority under this Plan. No Participant or other person shall be a third party beneficiary with respect to, or have any rights or recourse under, any contractual arrangement between Banner and any such outside provider of services.

                    6.8           SEVERABILITY. If any of the provisions of this Plan shall be held invalid, the remainder of this Plan shall not be affected thereby. To the extent any provisions of the Plan are determined by the Compensation Committees or a court of competent jurisdiction to fail to comply with Section 409A of the Code with respect to any Participant or Participants, such provisions shall have no force or effect with respect to such Participant or Participants.

                    6.9           INDEMNIFICATION. Banner shall indemnify and hold harmless the members of the Compensation Committees, and each of them, from and against any and all loss resulting from liability to which the Compensation Committees, or the members of the Compensation Committees, may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of this Plan including, all expenses reasonably incurred in their defense, in case Banner fails to provide such defense.

                    6.10           EXPENSES. All expenses and costs incurred in connection with the administration and operation of this Plan shall be borne by Banner. Banner shall pay the Participant all out-of-pocket expenses, including attorneys’ fees, incurred by the Participant in connection with the successful enforcement by the Participant of the Change in Control provisions under this Plan, if such Change in Control is contested by the Compensation Committees.

                    6.11           NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between Banner and the Participant, and the Participant (or Participant’s Beneficiary) shall have no rights against Banner except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Banner or to interfere with the right of Banner to discipline or discharge a Participant at any time.

                    6.12           SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of each Participant and Banner and their successors and assigns. The term successors as used herein shall include any Beneficiary and any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the Stock or assets of Banner, and successors of any such corporation or other business entity.

          7.       AMENDMENT AND TERMINATION. Banner, acting through their Compensation Committees, may, at their sole discretion, amend or terminate this Plan at any time, provided that the amendment or termination shall not adversely affect the vested or accrued rights or benefits of any Participant without the Participant’s prior consent. Any distribution of a Participant’s Deferred Account shall not be deemed to adversely affect a Participant by reason of causing taxes to be paid or withheld. Banner reserves the right to terminate this Plan and distribute all of the Trust accounts under the following circumstances.

                    7.1           DISSOLUTION OR BANKRUPTCY. Banner may terminate and liquidate the Plan within twelve (12) months following a dissolution as a corporate entity taxable under

Code § 331, or with the approval of a Bankruptcy court under 11 U.S.C. § 503(b)(1)(A), provided that the Deferred Compensation is paid to Participants and included in their gross income by the latest of: (a) the calendar year in which the Plan termination and liquidation occurs; (b) the first calendar year in which the amounts are no longer subject to a substantial risk of forfeiture (as defined under final Treasury Regulations); or (c) the first calendar year in which payment is administratively practicable.

                    7.2           CHANGE IN CONTROL. Banner may terminate and liquidate the Plan by an irrevocable action taken within thirty (30) days preceding, or within the twelve (12) month period following, a Change in Control, provided that Banner distributes all Deferred Compensation amounts (including any Aggregated Plans which Banner must also terminate and liquidate) within twelve (12) months following the date of Banner’s irrevocable action to terminate and liquidate the Plan and all like-plans that constitute Aggregated Plans. If the Change in Control results from an asset purchase transaction, then the entity with discretion to terminate and liquidate the Plan will be the “Employer” that is primarily liable after the transaction to pay the Deferred Compensation amounts.

                    7.3           OTHER CIRCUMSTANCES. Banner may terminate the Plan for any other reason in its discretion, provided that: (a) the termination and liquidation does not occur proximate to a downturn in the financial health of Banner; (b) Banner must also terminate all “Aggregated Plans” in which any Participant is also participating; (c) the Plan makes no payments within twelve (12) months following the date of Banner’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would otherwise have made irrespective of the Plan termination; (d) the Plan makes all payments within twenty-four (24) months following the date of Banner’s irrevocable action to terminate and liquidate the Plan; and (e) Banner does not, within three (3) years following the date of its irrevocable action to terminate and liquidate the Plan, adopt any new plan or plans covering any Participant that would constitute an Aggregated Plan under Treasury Regulations.

          8.       DEFERRED COMPENSATION AND BENEFITS TRUST. Upon the occurrence of any Change in Control, Banner shall transfer to the DCB Trust an amount of cash, marketable securities, Stock or other property acceptable to the trustee equal in value to one hundred five percent (105%) of the amount necessary, on an actuarial basis and calculated in accordance with the terms of the DCB Trust, to pay Banner’s obligations with respect to all Deferred Account balances, determined in accordance with Section 4.7 under this Plan (the “Funding Amount”). The cash, marketable securities, Stock and other property so transferred shall be held, managed and disbursed by the trustee subject to and in accordance with the terms of the DCB Trust. In addition, from time to time, Banner shall make any and all additional transfers of cash, marketable securities or other property acceptable to the trustee as may be necessary in order to maintain the Deferred Account established by the Compensation Committees pursuant to this Plan. Notwithstanding Banner’s transfer of cash, marketable securities, Stock or other property, a Participant’s sole investment option under this Plan is Stock.

                    Upon a Change in Control, the assets of the DCB Trust shall be used to pay benefits under this Plan, except to the extent Banner pays such benefits. Banner and any successor shall continue to be liable for the ultimate payment of those benefits.

          9.       CLAIMS PROCEDURE. Claims for benefits under this Plan shall be filed in writing, within seventy-five (75) days after the event giving rise to a claim (180 days in the case of a claim if the claim involves a determination involving an individual’s Disability), with Banner’s senior human resources officer, who shall promptly forward such claim to the Compensation Committees. The Compensation Committees shall have absolute discretion to determine whether benefits are payable under this Plan, interpret and apply this Plan, evaluate the facts and circumstances, and make a determination with respect to the claim in the name and on behalf of Banner. The claim shall include a statement of all relevant facts and copies of all documents, materials, or other evidence that the claimant believes are relevant to the claim. Banner shall notify the claimant in writing of the disposition of a claim within sixty (60) days after the claim is filed, unless special circumstances would make the rendering of a decision within the 60-day period unfeasible, in which case the Compensation Committees must notify the claimant of the delay, and render their decision within 120 days after its receipt of a request for review. If the claim relates to a determination that also involves the claimant’s “Disability,” then the 60-day period becomes a 45-day period, and the 120- day period becomes the 90-day period after receipt of a request for review of a claim. If a claim is denied, the specific reasons for the denial shall be set forth in writing and pertinent provisions of this Plan shall be cited and attached.

          10.       ARBITRATION, JURISDICTION AND VENUE. Any dispute, controversy or claim arising out of, in connection with or relating to this Plan or any breach or alleged breach of this Agreement shall, upon exhausting the claims and claims review procedures described in Section 9, be submitted to and settled by arbitration in Walla Walla, Washington, pursuant to the rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment on such award may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of their respective own experts, evidence and counsel’s fees. Any such claim for arbitration must be initiated no later than (a) one (1) year after the event(s) giving rise to the claim occurred, or (b) sixty (60) days after a final written decision was provided to the claimant under Section 9, whichever is sooner. The laws of the State of Washington shall apply, except to the extent pre-empted by applicable federal law.

          11.      SECTION 409A COMPLIANCE. Notwithstanding anything in the Plan to the contrary, (i) this Plan may be amended by Banner at any time, retroactively if required, to the extent required to conform the Plan to Code § 409A; (ii) no provision of the Plan shall be followed to the extent that following such provision would result in a violation of Code § 409A; and (iii) no election made by a Participant hereunder, and no change made by a Participant to a previous election, shall be accepted by the Compensation Committees if the Compensation Committees determine that acceptance of such election or change could violate any of the requirements of Code § 409A, resulting in early taxation and penalties.

EXHIBIT A

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